Filed pursuant to Rule 433
Registration No. 333-260756
February 16, 2022

Invest in the everlasting. Green Bonds – Made by KfW.

Disclaimer

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. KfW's prospectus supplement relating to the bonds is available through the following link:

tm2131584-8_424b3 - none - 3.3125177s (sec.gov)

KfW's base prospectus relating to SEC-registered notes is available through the following link:

tm2131584-3_sb - none - 3.2656626s (sec.gov)

Alternatively, the issuer will arrange to send you the prospectus, which you may request by emailing investor.relations@kfw.de.

The following presentation may contain forward looking statements. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "intends," "may," "will" or "should" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this presentation and include statements regarding KfW’s intentions, beliefs or current expectations. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. KfW cautions you that forward-looking statements are not guarantees of future performance or developments, which may differ materially from those made in or suggested by the forward-looking statements contained in this presentation. In addition, even if the performance or the developments are consistent with the forward-looking statements contained in this presentation, those developments may not be indicative of results or developments in subsequent periods not covered by this presentation.

The presentation only speaks as of its date. KfW undertakes no obligation, and does not expect to publicly update, or publicly revise, any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to KfW or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above or contained elsewhere in this presentation.

Green Bonds - Made by KfW / February 2022	2

KfW 3 Green Bonds - Made by KfW / February 2022 Overview and sustainability approach

Negligible Risk KfW at a glance Shareholders › The promotional bank of the Federal Republic of Germany, established in 1948 as a public law institution. › Benefits from explicit and direct statutory guarantee and institutional liability by the Federal Republic of Germany. › Regulated by the "Law concerning KfW" and exempt from corporate taxes. › Zero risk weighting of KfW’s bonds.(2) › Supervision by the German Federal Ministry of Finance and the German Financial Supervisory Authority "BaFin". › Subject to certain provisions of German and European bank regulatory laws by analogy, in large part with effect from January 1, 2016. 80% 20% Bonn Federal Republic of Germany German federal states Berlin Frankfurt Sustainability Credit Aaa AAA Moody‘s S&P AAA Scope "Prime" ISS ESG Sustainalytics Ratings(1) Cologne (DEG) Headquarters: Frankfurt am Main Branches: Berlin, Bonn Germanyʼs flagship development agency German credit Professionally supervised and regulated MSCI AAA (1) A rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. (2) According to the standardized approach of the Capital Requirements Regulation (CRR) 4 Green Bonds - Made by KfW / February 2022

Green Bonds - Made by KfW / February 2022 About 80 representative offices Worldwide presence 7,382 1948 1950 1960 1970 1980 1990 2000 2010 2016 2018 2020 Tiflis Yerevan Amman Kampala Windhoek Pretoria Lusaka Skopje Ankara Kyiv Belgrad Priština Sarajevo Tirana Berlin Frankfurt Istanbul London Brussels Cologne Podgorica Bonn Cairo Ramallah-Al-Bireh Addis Abeba Kigali Rabat Dakar Accra Ouagadougou Yaoundé Bamako Cotonou Kinshasa Niamey Manila Baku Beijing Jakarta Kabul Islamabad Ulan Bator Hanoi Dhaka Bishkek Taschkent Dushanbe Bangkok Phnom Penh Kathmandu New Delhi Mumbai Moscow Lima La Paz Brasilia Managua Tegucigalpa Mexiko City São Paulo Quito Bogotá Guatemala City New York Sanaa Maputo Daressalam Lilongwe Abu Dhabi Johannesburg Nairobi San Salvador Singapore Bujumbura Rangoon Tunis Mazar-e-Sharif Vientiane Ho Chi Minh City Chişinău Lomé Beirut Number of KfW employees Abidjan 5

KfW Group's business activities

New business 2021: EUR 107.1bn

SME Bank & Private Clients

Standardized financing products for SMEs, business founders, start-ups, self-employed professionals and private individuals




68%

Customized Finance & Public Clients

Individual financings for municipal & social infrastructure, customized financing for FI & promotional institutes of German federal states




9%

KfW Capital

Subsidiary (100%, est. 2018) to carry out KfW's entire private equity & venture capital business

KFW CAPITAL




<1%

Domestic

Promotion of Developing Countries & Emerging Economies

KfW's public (KfW Development Bank) & private sector activities (DEG) in developing countries




9%

Financial Markets

Green Bond Portfolio




<1%

Export & Project Finance (KfW IPEX-Bank)

Subsidiary (100%, est. 2007) for exports and project & corporate financing world-wide

KFW IPEX-Bank




13%

International

Environmental investment ratio: 53%

New business for environment and climate protection in % of total new business volume.

Domestic SME ratio: 39%

New business for SMEs in % of total new domestic business volume.

KFW Green Bonds - Made by KfW / February 2022 6

Manifold activities to improve sustainabilty and to act as vocal advocate - examples Sustainability has been and remains one of KfWʼs top priorities Setting new corporate targets: KfW shall remain among top-performer in ESG ratings by renowned int’l ESG rating agencies Improving lending business: Developed a group-wide KfW Roadmap Sustainable Finance: ‒ Improvement of impact evaluation of KfW’s business (e.g. SDG mapping) ‒ Assessment of sustainability control elements in bank steering ‒ Consideration of ESG and climate risks in internal risk management process Financing landmark projects: Clean Ocean Initiative (KfW, EIB and AFD; 2018) – EUR 2bn for sustainable projects to reduce the pollution in the world’s ocean within the next 5 years – Focus on river and coastal areas of developing countries in Asia, Africa, and the Middle East Engaging in global initiatives: ‒ PRI – Principles for Responsible Investments signatory ‒ ICMA Green Bond Principles Executive Committee member – TCFD – Task-Force on Climate-related Financial Disclosure supporter Green Bonds - Made by KfW / February 2022 7

Green Bonds - Made by KfW / February 2022 Sustainability aspects are bindingly integrated into KfW's medium to long-term positioning Excerpt of KfW‘s strategic target system 8 S

Report according to EU Taxonomy ➢ Contribution to strengthening the transparency of sustainable economic activities ➢ Meeting the information needs of investors and stakeholders Paris compatibility of KfW financings ➢ Support the economy in the transformation process ➢ Promote sustaina- bility in the financial market ➢ Achieve Paris climate goals Strengthening ESG risk management ➢ Recognise ESG risks earlier ➢ Protect asset position ➢ Anticipate regula- tory requirements Green Bonds - Made by KfW / February 2022 Climate protection program transferred to Sustainable Finance concept Further development into a transformative promotional bank 9 Transforming the economy and society to improve economic, ecological and social living conditions worldwide Positioning is based on the sustainable finance concept (tranSForm) SDG contribution of KfW financings ➢ Make SDG contributions transparent ➢ Communicate impacts more clearly ➢ Further strengthen data management

A contribution to all of the United Nationsʼ Sustainable Development Goals SDG-MAPPING of KfW Groupʼs new business in 2021 Green Bonds - Made by KfW / February 2022 100% of KfW financing commitments are attributed to at least 1 SDG 10 SDGs with the highest commitment volume in FY 2021 ➢ SDG 11 - Sustainable Cities and Communities: 55bn EUR (+20%) ➢ SDG 13 - Climate action: 53bn EUR (+23%) ➢ SDG 7 - Affordable and clean energy: 51bn EUR (+27%) After the focus in 2020 was on the short- and medium-term stabilization of the economy, the focus of new KfW commitments in 2021 was again on the important issues of the future, in particular climate protection, energy and sustainable cities and communities.

Green Bonds – Made by KfW KfW’s green bond framework and the green bonds’ mode of operation 11 Green Bonds - Made by KfW / February 2022

0.1 0.1 4 1 2 10 24 32 68 100 110 181 205 2007/8 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 ~ €1trn threshold in Green Bonds ever issued >400 Increasing investors’ willingness to engage in green finance KfW is one of the most active participants in the green bond market 12 Green Bonds Issuance Volume (EUR in billions per year, excl. ABS & U.S. municipalities) 1st Green Bonds by EIB and World Bank Launch of the Climate Bonds Initiative 1st Corporate Green Bond by Vasakronan/Sweden Launch of the Green Bond Principles 1st Green Covered Bond by BerlinHyp 1st Green Bond by a state by Poland €500bn threshold in Green Bonds ever issued 1st Green Bond – Made by KfW Launch of KfW Green Bond Portfolio KfW becomes ExCom-Member of Green Bond Principles €14.5bn KfW Green Bonds issued under 1st Framework Source: Bloomberg Green Bonds - Made by KfW / February 2022 issued under 2nd Framework €32.7bn KfW Green Bonds

Funding How do “Green Bonds – Made by KfW“ work? Liquidity management Lender On-lending bank Final borrower Green Bonds - Made by KfW / February 2022 Socially responsible investors Renewable Energy & Energy Efficiency ~ 95,000 loans in 2020 Green Bonds – Made by KfW USD2bn 10y 13 Lender On-lending bank Final borrower Green Bonds – Made by KfW 74.3% 20.0% 2.4% 2.7% 1.9% 2.4% 93.1% 78.5% 0.5% 13.8% 7.1% 0.2% Residential buildings Wind energy Solar Other renewables Germany France Other OECD countries Related assets €13.63bn 2020 €8.35bn 2020 Other buildings Netherlands USD2bn 10y PLN 500m 2y EUR6bn 8y NOK 2bn 4y Various, totalling HKD 1.35bn & HUF 2bn

Green Bonds - Made by KfW / February 2022 14 Updated Green Bond Framework adding Clean Transportation as further project category KfW Green Bond Framework Renewable Energy Energy Efficiency Green Bond Framework* 2nd update Clean Transportation * Relevant KfW loan programmes: "Renewable Energies – Standard„ (no. 270); "Federal Funding for Efficient Buildings’ (BEG)" (no. 261-264), "Sustainable Mobility for Municipalities" (no. 267) and „Sustainable Mobility for Corporates“ (no. 268, 269) Project examples − Wind energy (onshore and offshore) − Photovoltaic panels − Hydropower or Biogas energy − Electricity and heat generated from solid biomass, biogas or geothermal − Grids and plants for the storage of heat or power, feed-in by renewable energy Project location: Germany or, if there is a German angle, outside of Germany Project examples − Construction of new commercial and municipal buildings, including passive houses − Energy-efficient renovation of existing buildings − Single measures to save energy and reduce CO2 emissions of building Project location: Germany Project examples − Climate-friendly vehicles for passenger transport and light commercial vehicles − Climate-friendly vehicles for freight transport − Devices for active mobility (e.g. ebikes) − Infrastructure for climate-friendly transport Project location: Germany

Green Bonds - Made by KfW / February 2022 15 External analysis by renowned research institution Independent expert opinion by CICERO Shades of Green Dark green: Allocated to projects and solutions that correspond to the long-term vision of a low carbon and climate resilient future Medium green: Allocated to projects and solutions that represent steps towards the long-term vision but are not quite there yet. Light green: Allocated to projects and solutions that are climate friendly but do not represent or contribute to the long-term vision. 1Environmental Finance Bond Awards 2020 Second Party Opinion CICERO Shades of Green (Center for Int‘l Climate and Environmental Research Oslo/Norway) is an experienced, research centre recognized as „best external assessment provider“.1 In line with ICMA GBP (June 2021) Shades of Green: medium green Governance: excellent Framework 2022: Renewable Energy, Energy Efficiency & Clean Transportation In line with ICMA GBP (June 2018) Shades of Green: medium green Governance: excellent Framework 2019: Renewable Energy & Energy Efficiency Shades of Green: dark green Governance: excellent Framework 2014: Renewable Energy

16 − KfW loans are extended to final borrowers via interme- diaries such as commercial banks or local saving banks. − Intermediaries apply their regular loan procedure, assume the liability for repayment to KfW and screen against the specific programmes’ eligibility criteria KfW defined. − In a 2nd step, the KfW lending department reviews the loan application and compliance with the eligibility criteria of the specific KfW loan programme. − All projects approved by KfW’s lending department for eligible loan programmes immediately qualify for KfW Green Bonds w/o further selection or approval process. Project evaluation and selection process Project Selection KfW’s environmental & social risk management framework Project Evaluation − High level of environmental protection and social regulations applicable by the responsible authorities. − No further ESG assessment by KfW. Germany − High level of environmental protection and social regulations applicable by the responsible authorities. − No further ESG assessment by KfW. EU & High- Income- OECD countries − KfW’s lending department assesses possi- ble negative environmental or social impact. − KfW’s Competence Centre for Environment and Sustainability reviews projects that are considered relevant. − All projects must comply with int’l regula- tions incl. those of EU, World Bank, and the International Labour Organisation (ILO). All other countries Green Bonds - Made by KfW / February 2022

On a monthly basis, amounts matching requests for disbursements under eligible KfW programmes are allocated to an internal register starting with the beginning of the calendar year. Upon issuance of “Green Bonds – Made by KfW”, an amount equal to the net proceeds in euros of such transactions is allocated to this internal register in their order of issuance. For any “Green Bonds – Made by KfW”, KfW expects full allocation by end of the year of issuance. “Green Bonds – Made by KfW” can be increased (tapped)1. In terms of management of proceeds and reporting a tap is treated like a new issuance. The volume-weighted average maturity of the cumulated green bonds issued in one year may not exceed the average duration of the cumulated loan commitments for eligible green projects of the preceding year. Management of proceeds Transparent tracking 17 Separate euro register for each calendar year, first-in → first-out Amount equal to net proceeds allo- cated for disburse- ments of eligible green projects Green bond register Green bonds in several currencies and sizes Net proceeds from issuance Loans for eligible KfW programmes Green Bonds - Made by KfW / February 2022 1 Green Bonds issued in 2021 or earlier cannot be tapped under the new Green Bond Framework valid from 2022 onwards.

18 Allocation Report − Annual report until full allocation of an amount equal to net proceeds. − Shows allocated and unallocated proceeds, if applicable. − Shows breakdown by eligible category and country of the cumulated requests for disbursement of one calendar year. − This non-dynamic set of projects is linked to the cumulated net proceeds of all green bonds issued in the same calendar year, therefore, all fully allocated “Green Bonds – Made by KfW” issued in one calendar year show the same breakdown by category/country. − Prepared on a cumulated basis showing aggregated data. Impact Report − One-off report once the relevant loan programmes have been evaluated for an entire calendar year. − Shows the estimated social and environmental ex-ante impact in accordance with the Harmonized Framework for Impact Reporting. − Core indicators are: GHG emissions reduced/avoided, renewable energy generation, capacity of renewable energy added, energy savings − Prepared on a cumulated basis showing aggregated data for each calendar year as well as the key underlying methodology and assumptions to the estimations. − The non-dynamic set of projects is linked to the cumulated net proceeds of all green bonds issued in the same calendar year, therefore, all “Green Bonds – Made by KfW” issued in one calendar year show the same impact per unit financed. High level of transparency to build up trustful relationship with investors Allocation and impact reporting on Green bonds KfW aims to create transparency and trust in the effectiveness of its “Green Bonds – Made by KfW” by means of a regular reporting. Two separate reports provide information about the allocation and impact. Green Bonds - Made by KfW / February 2022

Green Bonds – Made by KfW Track record and highlight transactions 19 Green Bonds - Made by KfW / February 2022

Green Bonds – Made by KfW

Highlights of KfW's footprint in the green bond market

High Quality

Aligned with ICMA Green Bond Principles & Harmonized Framework for Impact Reporting, SPO from CICERO

Liquidity

Large sizes in benchmark maturities make KfW Green Bonds among the most liquid green bonds in the market.

Variety

KfW Green Bonds are available in 13 currencies - in benchmark size and non-vanilla, tailor-made MTNs.

Credibility

Top ESG ratings and a strong focus on green finance make KfW one of the most credible issuers of green bonds.

Eligible project categories

- Energy efficiency
- Renewable energies
- Clean transportation

Contribution to SDGs

7: Affordable & Clean Energy, 11: Sustainable Cities & Communities, 13: Climate Action.

Among Market Leaders

€47bn of „Green Bonds – Made by KfW" since 2014 make KfW one of the largest issuers globally.

Green Indices

Eligible for many green indices like "The BofA Merrill Lynch GB Index", "Barclays MSCI GB Index", "S&P GB Index", "Solactive GB Index".

Green Bond Investor

Since 2015 runs a dedicated green bond investment portfolio of €2 - 2.5bn mandated by the Federal Ministry of Environment.

Thought Leader

As member of the Exec. Committee of the ICMA Green Bond Principles, KfW is highly committed to foster green bond market standards.

Global Engagement

Engaging in and supporting of int'l and national initiatives to promote sustainability in capital markets (e.g. PRI, TCFD, EU TechExpert-Group).

Invest in the everlasting.
Green Bonds – Made by KfW

KFW Green Bonds - Made by KfW / February 2022

20

2014 2015 2016 2017 2018 2019 2020 2021 EUR USD GBP ZAR CAD PLN HUF NOK HKD SEK AUD CNY MXN Green Bonds - Made by KfW / February 2022 Overview on issuances and reporting Green Bonds – Made by KfW in EUR billions Total KfW Green Bonds issued: EUR 47.1bn 3.7 2.8 3.7 1.6 8.1 EUR equivalent; based on ECB reference rate on the pricing date; Reports available under: https://www.kfw.de/KfW-Konzern/Investor-Relations/KfW-Green-Bonds/KfW-Green-Bonds-Reporting/index-2.html 8.3 Details 2 Green Bonds issued 5 Green Bonds issued 4 Green Bonds issued 7 Green Bonds issued 3 Green Bonds & 1 promissory note loan issued 9 Green Bonds & 1 promissory note loan issued 11 Green Bonds +3 Taps 22 Green Bonds + 15 Taps Allocation Reporting Available in Q1 2022 Impact Reporting Available in 2022 once impact is externally evaluated In 2024 21 16.2 2.7

Top notch financial ratings from leading rating agencies

Moody's, Scope Ratings and Standard&Poor's have assigned triple-A ratings to KfW

Solicited Ratings

Moody's

Largest public development bank with stable core operating performance and solid risk profile

Aaa Outlook stable

Short-term: P-1

KfW's strengths

Strong ownership support in the form of a direct guarantee from the German government.

Low liquidity risk, given the good market access & fallback options.

Low asset risk from the bank's domestic promotional lending business

Mandatory profit retention safeguards strong capitalization.

Last update: Jan 2022

Scope

Strong and explicit linkages between KfW and the Federal Republic of Germany

AAA Outlook stable

Short-term: S-1+

KfW's strengths

Explicit and direct statutory guarantee and institutional liability from the Federal Republic of Germany.

KfW operates in a prudent manner & complies with capital and risk management requirements.

Access to capital markets is very good and sustainable.

Last update: Sep 2020

Standard & Poor's

Germany's Flagship Development Bank is among the top 3 out of 15,096 companies worldwide

AAA Outlook stable

Short-term: A-1+

KfW's strengths

Timely and sufficient extraordinary support from German government.

Integral link with the government.

Explicit guarantee from the Federal Republic & institutional liability.

Low-risk assets, comprising predominately secured loans.

Last update: Jan 2022

Unsolicited Ratings

FitchRatings

KfW's strengths

Direct and unlimited statutory guarantee and maintenance obligation drives ratings.

Solid asset quality benefits from on-lending.

Strong funding based on 'safe-haven'-status.

AAA Outlook stable

Last update: Nov 2020

Creditreform Rating

KfW's strengths

Maintenance obligation of the German government.

High asset quality & low default rates.

Stable annual net income.

Diversified, low-interest funding.

AAA Outlook stable

Last update: Sep 2021

Top credit standing is recognized by the three mandated rating agencies and by further unsolicited agencies

A rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

KfW Green Bonds - Made by KfW / February 2022 22

Top ESG ratings confirm KfW's holistic sustainability approach

Renowned international rating agencies assign KfW to be among top-performers in ESG

ISS ESG
ethix • climate • oekom

KfW is among the best-rated institutions in its peer group

A+ / Leader / B- KFW / Industry / D-

Prime

KfW's strengths

KfW received a rating of B- (on a scale of A+ to D-) in the ISS ESG Corporate Rating. Prime standard within its peer group.

Last update: July 19, 2021

MSCI

KfW's rating is at the highest level possible

10 / KFW 9.3 / 0

AAA

KfW's strengths

KfW received a rating of AAA (on a scale of AAA to CCC) in the MSCI ESG Ratings assessment.

While KfW's Industry-Adjusted Score is at 9.3 out of 10, its Weighted-Average Key Issue Score is at 7.7 out of 10 (industry average: 5.5).

Last update: Mar 23, 2021

SUSTAINALYTICS

KfW is among the best-rated companies worldwide

0 / Leader 2.9 / KFW 4.6 / > 40

Top 3

KfW's strengths

KfW is rated in the lowest ESG Risk Rating category (="negligible risk") within its peer group and rated banks globally.

KfW continues to demonstrate strong sustainability performance.

Last update: October 21, 2021

KfW has set a **strategic objective** of achieving **top sustainability rankings among its peers.**

A rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

KFW Green Bonds - Made by KfW / February 2022 23

24 New Investors KfW Green Bonds aims to attract new investors. Mainstream Investors Dedicated Green Investors KfW sets three goals with regard to its investor base Investors in Green Bonds – Made by KfW Investor characteristics of our experience of Green Bonds – Made by KfW 100 new investors since 2014, primarily asset mana- gers, which did not previously invest in KfW bonds in primary markets. KfW Green Bonds strives to comply with strong requirements of dedicated green investors. 60% SRI SRI bought 60% of KfW Green Bonds → SRI/dedicated green investors preferred. KfW Green Bonds intended to raise aware-ness of mainstream investors for sustainability and green finance. Almost every discussion with investors, even with central banks and treasuries, at least touches on green bonds. Green Bonds - Made by KfW / February 2022 From discussions with investors and feedback from lead managers: dedicated green investors and SRI tend to be more buy-and-hold Share of asset managers (incl. insurances/pension funds) in KfW Green Bonds much higher than in conventional KfW bonds 35% 18% Allocation of EUR/USD bonds 2014-2019 Investors by region 68% 11% 18% 3% Europe Americas Asia Australia Predominantly European investors

25 (1) A rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. A comparison of green and conventional KfW Bonds Issuer Guarantor Federal Republic of Germany Rating (1) Moody‘s: Aaa Scope Ratings: AAA Standard & Poor‘s: AAA Risk weight 0% according to CRR/Basel III Use of Proceeds General business, however, amount equal to net proceeds for climate friend- ly projects accord. to KfW Framework General business Reporting Allocation report & Impact report None Target investors Institutional investors, especially green or socially responsible investors (SRI) Institutional investors Currency Flexible, primarily EUR, USD, GBP, AUD, SEK, JPY, up to 20 currencies possible. Term Determined by qualifying green assets, primarily 5 to 10 years Flexible, primarily 2 to 15 years Green Bonds – Made by KfW Conventional KfW Bonds Green Bonds - Made by KfW / February 2022

KfW in the debt capital markets KfW as an issuer of bonds and notes 26 Green Bonds - Made by KfW / February 2022

Basis of KfW’s funding Explicit and direct guarantee from the Federal Republic of Germany Defined by law Guarantee established in 1998 Direct, explicit and unconditional §1a of the Law concerning KfW: The Federal Republic guarantees all obligations of KfW in respect of loans extended to and debt securities issued by KfW, fixed forward transactions or options entered into by KfW and other credits extended to KfW as well as credits extended to third parties inasmuch as they are expressly guaranteed by KfW. 27 Green Bonds - Made by KfW / February 2022

Wide selection of products addressing investor needs



Rely on the safe haven.

KfW Benchmark Programmes

- Large and highly liquid bonds, highly diversified investor base
- Regular offerings and taps
- Size: 3–5bn (6bn incl. taps, euro only)
- €: 3, 5, 7, 10 and 15y
- $: 3, 5 and 10y

Format: EMTN, Global

€ $

Green Bonds – Made by KfW

- Liquid green bonds, diversified SRI investor base
- Focus: € and $
- Regular offerings and taps
- Private placements possible

Format: EMTN, Global, Kangaroo, US-MTN

€ $ £ A$ NOK SEK HK$...



€15.5bn
Jan 2022

Additional Public Bonds

- Large and liquid bonds, diversified investor base
- Tenors from 1 to 30y
- Liquid curves and strategic approach in £ and A$
- Regular offerings and taps

Format: EMTN, Global, Kangaroo, Kauri

€ $ £ A$ NZ$ C$ SEK NOK

Tailor-made Placements

- Customized products for investor needs
- Flexible in currency, structure and maturity
- Uridashi transactions

Format: EMTN, US-MTN, NSV, SSD

€ $ ¥ HK$ Mex$ CN¥ ZAR ...

KFW Green Bonds - Made by KfW / February 2022 28

Green Bonds - Made by KfW / February 2022 29 78.2 76.1 80.6 66.4 Strong presence in debt capital markets 55,4 55,4 45,9 44,8 50,4 10,4 3,7 1,6 8,1 8,3 16,2 14,0 15,5 22,1 8,4 9,9 3,9 5,1 3,6 4,5 4,8 6,0 1,0 2017 2018 2019 2020 2021 Jan 2022 Funding volume by instruments (EUR in billions) KfW Benchmark Programmes Green Bonds - Made by KfW Additional Public Bonds Tailor-made placements 82.6 15.5

Benchmark bonds are key – core currencies EUR and USD KfW’s funding by currencies and instruments Funding by currencies (in %) 2020 (EUR 66.4bn) Jan 2022 (EUR 15.5bn) 2019 (EUR 80.6bn) 2021 (EUR 82.6bn) Green Bonds - Made by KfW / February 2022 30 Comprehensive product portfolio and broad currency profile meets investors’ requirements 0 10 20 30 40 50 60 70 EUR USD 0 2 4 6 8 10 12 14 16 18 GBP AUD NOK CNH ZAR JPY Others − Broad diversification in terms of currencies with EUR being the most important currency − USD as number two in the currency mix with strategic importance for KfW − KfW is one of the biggest issuer in the GBP SSA market − Many niche currencies complement the currency mix

Outlook 2022 Total funding volume expected in a range of ca. EUR 80bn to EUR 85bn in 2022 At least EUR 10bn funding by Green Bonds – depending on the demand for green loan programmes Continued wide range of bond formats and currencies planned for 2022 Vast majority of funding coming from EUR & USD benchmark bonds with initial volumes of EUR 3 to 5bn, tap of selected outstanding EUR benchmark bonds up to a volume of EUR 7bn planned Green Bonds - Made by KfW / February 2022 31 Outlook on funding year 2022 New Green Bond framework in place from January 2022 onwards

Green Bonds - Made by KfW / February 2022 32 Photo credits / references Title slide full-page image: gettyImages, plainpicture / Piotr Krzeslak, Cultura Slide 4 Picture 1: KfW Photo Archive / Rüdiger Nehmzow Picture 2: KfW Photo Archive / Angelika Kohlmeier Picture 3: KfW Photo Archive / - Picture 4: DEG / Andreas Huppertz Slide 6 Picture 1: KfW-Photo Archive / photothek.net Picture 2: KfW-Photo Archive / Jürgen Lösel Picture 3: KfW-Photo Archive / Frank Blümler Picture 4: KfW Photo Archive / photothek.net Picture 5: KfW Bankengruppe / Jens Steingässer Picture 6: KfW-Photo Archive / Charlie Fawell Slide 14 Picture 1: KfW-Photo Archive / Charlie Fawell Picture 2: KfW-Photo Archive / Jonas Wresch Picture 3: KfW-Photo Archive / Claus Morgenstern Picture 4: KfW-Photo Archive / Claus Morgenstern Picture 5: iStock.com / Michael Flippo Picture 6: KfW-Photo Archive / Evgeny Makarov/Agentur Focus Slide 27 Deutscher Bundestag / Lichtblick / Achim Melde Slide 28 Freunde des Hauses / gettyImages Slide 31 full-page image: gettyImages, plainpicture / Piotr Krzeslak, Cultura Disclaimer, slide 22: The use by KfW of any MSCI ESG Research LLC Data, and the use of MSCI logos, trademarks, service marks or index names herein, do not constitute a sponsorship, endorsement or promotion of KfW by MSCI or any of its affiliates. MSCI services and data are the property of MSCI or its information providers. MSCI and MSCI research names and logos are trademarks or service marks of MSCI or its affiliates.

Green Bonds - Made by KfW / February 2022 Contacts Treasurer of KfW: Ext. Tim Armbruster - 5599 Treasury: Markus Schmidtchen - 4783 Capital Markets: Petra Wehlert - 4650 Otto Weyhausen-Brinkmann - 4652 Alexander Liebethal - 4656 Investor Relations: Jürgen Köstner - 3536 Vanessa Wiese - 7995 Andrea Nickolaizig - 68402 KfW Palmengartenstrasse 5–9 60325 Frankfurt am Main Germany Phone +49 69 7431 - Ext. Fax +49 69 7431 - 3986 investor.relations@kfw.de Bloomberg: KfW <GO> www.kfw.de/investor-relations 33

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